UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):	October 25, 2005

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction
of Incorporation)

001-12319	38-2730460
(Commission File Number)	(IRS Employer Identification Number)

1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:                                      (616) 776-2600

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On October 25, 2005, the Compensation Committee of the Board of Directors (the “Committee”) accelerated the vesting of all of the outstanding and unvested stock options awarded to employees under the 1996 and 2002 Management Equity Incentive Plans except for the purchased options noted below. As a result of the acceleration, 464,805 stock options (of which 421,014 were held by executive officers) with a range of exercise prices of $3.68 to $5.25 became exercisable on October 25, 2005.

        The purpose of the acceleration was to avoid recognizing future compensation expense associated with the accelerated options upon the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.” FAS 123R sets forth accounting requirements for “share-based” compensation to employees, and requires companies to recognize in their income statements the grant-date fair value of stock options and other equity-based compensation.

        Aside from the acceleration of the vesting date, the terms and conditions of the stock option agreements governing the underlying stock options remain unchanged.

        On October 25, 2005, the Committee also purchased (i) 20,618 unvested stock options awarded to James R. Saalfeld (the Company’s Vice President, Chief Administrative Officer and General Counsel), and (ii) 21,618 unvested stock options awarded to Robert H. Potts (the Company’s Vice President – Real Estate) for $0.35 per option. These options were purchased rather than accelerated to avoid causing incentive stock options to fail to qualify as incentive options as defined by the Internal Revenue Code. The price paid was equal to the difference between the closing share price on the date that Messrs. Saalfeld and Potts agreed to sell the unexercised options, and the per share exercise price of the respective options.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2005	MERITAGE HOSPITALITY GROUP INC. BY: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer